Exhibit 10.2

THIRD AMENDMENT TO

THE J. M. SMUCKER COMPANY TOP MANAGEMENT

SUPPLEMENTAL RETIREMENT PLAN

(January 1, 2009 RESTATEMENT)

The J. M. Smucker Company Top Management Supplemental Retirement Plan, established effective January 1, 1985, as amended and restated effective as of May 1, 1994, May 1, 1999, January 1, 2005, and January 1, 2009, and further amended by the First and Second Amendments (the “Plan”), hereby is amended further on this 15th day of December, 2012, generally effective January 1, 2012, unless otherwise provided herein;

WHEREAS, The J. M. Smucker Company (the “Company”) desires to clarify the calculation of benefits whose commencement has been delayed to a date after the Benefit Target Date (as such term is defined in the Plan), and to clarify the calculation of benefits whose start date does not coincide with the Annuity Starting Date as defined in The J. M. Smucker Company Employees’ Retirement Plan (the “Retirement Plan”);

NOW, THEREFORE, the Plan is hereby amended as follows:

1.	The last paragraph in Section 2.3 is amended to read as follows:

A Participant whose Monthly Retirement Benefit commences prior to his Normal Retirement Date shall be eligible for an early retirement Monthly Retirement Benefit in an amount determined in the same manner as provided for a normal retirement Monthly Retirement Benefit, except that

(1)	the amount determined in Section 2.3(a) above shall be reduced by one-third of one percent for each full month by which commencement of payment of the benefit precedes the month following the date on which the Participant attains age 62;

(2)	the amount determined under Section 2.3(b) above is determined at the later of the Participant’s current age or age 62;

(3)	the amount determined under Section 2.3(c) above is determined at the date of commencement of the early retirement Monthly Retirement Benefit, regardless of when the benefit under the Retirement Plan actually commences; and

(4)	the amount determined under Section 2.3(d) is determined based on the age at commencement of the early retirement Monthly Retirement Benefit.

2.	Section 2.6 (including changes from the First and Second Amendments) is amended by re-numbering subsections (d) and (e) to (e) and (f), respectively, and adding a new subsection (d) that will read as follows:

(d)	in the event the Benefit Target Date is prior to age 62, determining the Monthly Retirement Benefit as indicated in Section 2.3 as of the earlier of the delayed date of commencement or age 62. Any optional form of payment chosen, including a lump sum, will be the Actuarial Equivalent of the Monthly Retirement Benefit as of the earlier of the date of commencement or age 62 based on assumptions set forth in Section 1.12 as of the earlier of the delayed date of commencement or age 62. For a delay of commencement that extends past age 62, the benefit determined in this subsection will be further adjusted according to subsections (e) or (f) as applicable.

New subsection (e) is amended to read as follows:

(e)	for delays in commencement beyond age 62 and in the event the benefit is payable in the form of a single lump sum benefit:

(1)	determining the single lump sum benefit which would have otherwise been payable on the later of the Benefit Target Date or age 62, if so permitted under the Plan terms (generally, the Actuarial Equivalent of the Monthly Retirement Benefit as of the later of the Benefit Target Date or age 62, based on the assumptions set forth in subsections (a) and (b) of Section 1.12 as of such date); and

(2)	increasing such single lump sum benefit with interest for the period from the later of the Benefit Target Date or age 62 through the date of benefit commencement at the interest rate determined in subsection (b) of Section 1.12 as of the later of the Benefit Target Date or age 62; and

New subsection (f) is amended to read as follows:

(f)	for delays in commencement beyond age 62 and in the event the benefit is payable in the form of an annuity:

(1)	determining the Monthly Retirement Benefit (as a monthly benefit payable in a single life annuity form) commencing on the date of benefit commencement which is the Actuarial Equivalent of the Monthly Retirement Benefit which would have otherwise been payable commencing at the later of the Benefit Target Date or age 62, with such Actuarial Equivalent determined as of the later of the Benefit Target Date or age 62, based on the assumptions set forth in Section 1.12 as of such date; and

(2)

using such adjusted Monthly Retirement Benefit determined in item (f)(1) above (or, if greater, the Monthly Retirement Benefit otherwise determined under Section 2.3 on the date of benefit commencement) as the basis for determining the amount of such benefit (and, in the event such annuity is in the form other than a single life annuity, converting the single life annuity amount into an Actuarial Equivalent annuity commencing as of the date of benefit commencement in such other annuity form as is applicable hereunder, based on the assumptions set forth in Section 1.12 as of such date).

Executed at Orrville, Ohio on this 15th day of December, 2012, effective as of January 1, 2012.

THE J. M. SMUCKER COMPANY,
by its duly authorized officer

/s/ Jeannette L. Knudsen
By: Jeannette L. Knudsen, Vice President,
General Counsel and Corporate Secretary